                                                                 EXHIBIT 10.28

                                 EMPLOYMENT AGREEMENT

BETWEEN:      ATHENA MEDICAL CORPORATION, a Nevada corporation (the "Company");

AND:          JAMES R. WILSON ("Employee").

DATED:        Effective May 1, 1997.

                                    R E C I T A L:

    The Company (dba A FEM Medical Corporation) is engaged in the business of developing and marketing feminine hygiene products and diagnostics world-wide. Employee is a member of the Company's Board of Directors and was appointed by the Board of Directors as the Company's Treasurer on October 22, 1996. The parties desire to set forth their agreement as to Employee's services as such on and after May 1, 1997.

                                      AGREEMENT:

    In consideration of the foregoing Recital and the terms, conditions and covenants set forth below, the parties agree as follows:

SECTION 1.  EMPLOYMENT

    The Company agrees to employ Employee for a term commencing on May 1, 1997, and continuing until termination in accordance with Section 5.
Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to perform the duties of the Company's Treasurer as provided in the Company's Bylaws (except as otherwise assigned by the Company's Board of Directors to the chief financial officer or other officers). Employee further agrees to perform any specific duties assigned to Employee by the Company's Board of Directors. The parties anticipate that Employee will be required to devote at least three days of each week on behalf of the Company.

    Employee agrees that in all aspects of his employment, Employee shall comply with the policies, standards, rules and regulations of the Company from time to time established, and shall perform Employee's duties faithfully, intelligently, to the best of Employee's ability and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes, outside non-competitive business activities or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.

SECTION 2.  CONFIDENTIALITY

    2.1  Confidential Information

    Employee acknowledges and agrees that all research, product and equipment specifications, manufacturing methods, lists of the Company's customers and suppliers, marketing and product planning information, and other Company data related to its business, as well as information of third parties that the Company is required to keep confidential (collectively, the "Confidential Information"), are valuable assets of the Company. Except for disclosures reasonably made to advance the business of the Company and information which is a matter of public record, Employee shall not, during the term of this Agreement or after termination of employment with the Company for any reason, disclose any Confidential Information to any person or use any Confidential Information (regardless of whether same is considered proprietary or a trade secret) for the benefit of Employee or any other person, except with the prior written consent of the Company in each instance.

    2.2  Return of Documents and Property

    Employee acknowledges and agrees that all originals and all copies of records, reports, files, correspondence, lists, plans, drawings, memoranda, notes, sketches, summaries, schedules, codes, tapes and other documentation and property related to the business of the Company or containing any Confidential Information are and shall be the sole and exclusive property of the Company, and shall be returned to the Company upon termination of Employee's employment with the Company or upon the written request of an authorized representative of the Company at any time.

    2.3  Related Company Policies

    Employee further agrees to comply with all policies, rules and regulations adopted by the Company's Board of Directors or shareholders from time to time with respect to insider trading and other duties applicable to the employees of a publicly-traded corporation. Employee also agrees, if requested, to sign a separate confidentiality agreement applicable to all employees. The terms of such separate agreement will control over any conflicting term in this Agreement.

    2.4  Injunction

    Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2.1, 2.2 or 2.3 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Section 2.1, 2.2 or 2.3, the Company shall be entitled, in addition to any and all other remedies it may have at law or in equity, to an injunction or other appropriate order to restrain any such breach, without showing or proving any actual damage sustained by the Company, and without posting bond or other undertaking.

    2.5  No Release

    Employee agrees that termination of employment with the Company shall not release Employee from any of Employee's obligations under Section 2.1, 2.2 or 2.3.

SECTION 3. COMPENSATION

    3.1  Amount

    In consideration of all services to be rendered by Employee to the Company under this Agreement, the Company shall pay to Employee compensation of $5,000.00 per month for a period commencing May 1, 1997, payable monthly in arrears or on the same dates as other management personnel are paid. Compensation shall be subject to the customary withholding of income taxes and to other employment taxes required with respect to compensation paid by an employer to an employee.

    3.2  Other Benefits

    Employee's services will be as a part-time employee. Accordingly, neither Employee or Employee's spouse and dependents are or will be entitled to coverage and participation with respect to profit-sharing plan, retirement plan, accident and health insurance, life insurance or other employment benefits, unless Employee meets the respective eligibility conditions (including minimum hours-of-service) of each such benefit.

    3.3  Income From Employee's Efforts

    All income generated by Employee for Employee's services to the Company, and all activities related to such services, shall belong to the Company, whether paid directly to the Company or to Employee. Employee agrees to, upon request by the Company from time to time, render a detailed accounting of all transactions during the course of Employee's employment.

    3.4  Work Made for Hire

    All techniques, processes, products, manuals, documents, materials, ideas and Confidential Information developed by Employee while employed by the Company shall be considered work made for hire and shall, unless specifically otherwise agreed in writing by the Company prior to such development, become the sole and exclusive property of the Company.

SECTION 4. EXPENSES

    The compensation provided under Section 3.1 above is intended to compensate Employee for normal travel expenses (such as those between Employer's home or office and the Company's principal office) and incidental expenses. However, Employee shall be entitled to reimbursement from the Company for other non-ordinary reasonable expenses necessarily incurred by Employee in the performance of Employee's duties under this Agreement (such as out-of-state travel), upon presentation of vouchers detailing the amount, date and business purpose of each such expense. All expenses in excess of $200.00 must be approved in advance by another officer of the Company, and all travel and related expenses and reimbursements will be governed by the travel policies and procedures adopted by the Company.

SECTION 5. TERMINATION

    5.1  Termination by Prior Notice or Agreement

    The employment of Employee by the Company may be terminated by either the Company or Employee upon the giving of 30 days' prior written notice to the other party. This Agreement may be terminated at any earlier time upon the mutual written agreement of the Company and Employee.

    5.2  Immediate Termination

     The employment of Employee by the Company may be terminated immediately in the sole discretion of the Board of Directors of the Company upon the occurrence of any one of the following events:

    5.2.1 If Employee shall willfully and continuously fail or refuse to comply with any of the policies, standards, rules and regulations established by the Company's Board of Directors or shareholders from time to time.

    5.2.2 If Employee shall be guilty of fraud, dishonesty or any other act of misconduct in the performance of Employee's duties on behalf of the Company.

    5.2.3 If Employee shall fail or refuse to perform any provision of this Agreement to be performed by Employee.

    5.2.4 Upon the sale, transfer or other disposition of all or substantially all the assets of the Company, the distribution of the Company's assets to its shareholders in liquidation, or the discontinuance of the Company's conduct of the business described in the Recital.

    5.2.5 If Employee shall suffer a permanent disability. For purposes of this Agreement, "permanent disability" shall be defined in accordance with the terms of any disability income policy insuring Employee which may be purchased by the Company, as determined by the company issuing such policy. But if such a policy is not in force, "permanent disability" shall be defined as Employee's inability due to physical or mental illness, or other cause, to perform the majority of Employee's usual duties for a period of three months or more, as determined by a physician licensed to practice medicine in Oregon and chosen by the Company.

    5.3  Death

    In the event Employee dies during the term of this Agreement, this Agreement shall automatically terminate, and the Company shall pay to Employee's estate the compensation which would be otherwise payable to Employee through the last day of the month in which Employee's death occurs.

    5.4  Proration of Compensation

    Except as otherwise provided in Section 5.3, upon termination of employment, the compensation payable to Employee pursuant to Section 3.1 shall be prorated to the date of such termination and shall be payable on the first day of the month following such termination date.

    5.5  At-Will Employment

    The employment by Employee by the Company is "at-will". Employee may terminate employment at any time, for any reason or for no reason. Correspondingly, the Company may terminate Employee's employment at any time, for any reason or for no reason.

SECTION 6. MISCELLANEOUS

    6.1  Representation by Employee

    Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

    6.2  Notices

    Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered to a party or 24 hours after deposit in the United States Mail, first class postage prepaid by both first class and certified mail, return receipt requested, or 24 hours after delivery to a recognized national overnight carrier, with overnight shipping charges paid, and addressed to such party as follows:

                If to Employee:     James R. Wilson
                                    3198 Powder River Drive
                                    Eugene, OR 97408

                If to the Company:  Athena Medical Corporation
                                    10180 SW Nimbus Avenue, Suite J-5
                                    Portland, OR 97223
                                    Attn: President

or such other address as a party may specify by a notice in writing, given in the same manner.

    6.3  Attorneys' Fees

    If any action or other proceeding shall be instituted relating to any term or condition of this Agreement or relating to any of the rights, duties or obligations arising under it (including without limitation a proceeding for injunction as provided by Section 2.4), the prevailing party shall be entitled to recover from the other party, and the other party agrees to pay to the prevailing party, whether or not the matter proceeds to final judgment or decree, in addition to costs and disbursements allowed by law, such sum as the trial and each appellate court may adjudge reasonable as attorneys' fees in such action or other proceeding, and in any appeal of it.

    6.4  Interpretation

    The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party. Time is of the essence of this Agreement in all particulars. The term "days" means calendar days. This Agreement may not be amended or modified except by written agreement executed by the parties. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit, construe or describe the scope or intent of any term, provision or section of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

    6.5  Integration

    This Agreement has been approved by the Company's Board of Directors pursuant to Nevada Revised Statutes 78.140(3) and Article III,
Section 13 of the Company's Bylaws. THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION THE PARTIES' CONSULTANT AGREEMENT OF DECEMBER 1, 1996 . EXCEPT AS SET FORTH IN THIS AGREEMENT, THERE ARE NO PROMISES, REPRESENTATIONS, AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

           EXECUTED as of the date first set forth above.


                                     COMPANY:

                                     Athena Medical Corporation


                                    By: ---------------------------
                                         Its President


                                     EMPLOYEE:


                                     -------------------------------
                                         James R. Wilson